As Filed with the Securities and Exchange Commission on November 29, 2010
Registration No. 333-160631
Registration No. 333-109810

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-160631
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-109810
UNDER
THE SECURITIES ACT OF 1933
Bowne & Co., Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-2618477
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
55 Water Street
New York, New York
(212) 924-5500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Scott L. Spitzer, Esq.
Senior Vice President, General Counsel and Corporate Secretary
55 Water Street
New York, New York 10041
(212) 658-5805
(Name, address, including zip code, and telephone number, including area code of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐	Smaller reporting company ☐

TERMINATION OF REGISTRATION
          These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (the “Registration Statements”), filed by Bowne & Co., Inc. (“Bowne”) with the Securities and Exchange Commission:
•	Registration No. 333-160631 filed on form S-3 on July 17, 2009, as amended by Amendment No. 1 to Registration No. 333-160631 filed on July 31, 2009, registering an indeterminate amount of debt and equity securities; and

•	Registration No. 333-109810 filed on form S-3 on October 17, 2003, as amended by Amendment No. 1 to Registration No. 333-109810 filed on December 15, 2003, registering 5.00% Convertible Subordinated Debentures due October 1, 2033.
          Bowne entered into an Agreement and Plan of Merger, dated as of February 23, 2010 (the “Merger Agreement”), by and among R.R. Donnelley & Sons Company, a Delaware corporation (“RRD”), Snoopy Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of RRD (“Snoopy”), and Bowne, pursuant to which Snoopy merged with and into Bowne (the “Merger”), with Bowne surviving the Merger as a wholly-owned subsidiary of RRD upon the terms and subject to the conditions set forth in the Merger Agreement.
          The Merger became effective on November 24, 2010.
          In connection with the Merger, the offerings pursuant to the Registration Statements have been terminated. The Registrant hereby removes from registration any of the securities registered under the Registration Statements that remain unsold under the above listed Registration Statements as of the filing date of these Post-Effective Amendments.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 29, 2010.

BOWNE & CO., INC. (Registrant)
By:	/s/ John J. Walker
Name:	John J. Walker
Title:	Senior Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, these Post Effective Amendments to the Registration Statements described above have been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David J. Shea (David J. Shea)	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 29, 2010

/s/ John J. Walker (John J. Walker)	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 29, 2010

/s/ Richard Bambach Jr. (Richard Bambach Jr.)	Vice President and Corporate Controller (Principal Accounting Officer)	November 29, 2010

/s/ Janet M. Halpin (Janet M. Halpin)	Director	November 29, 2010

/s/ Christine M. Maki (Christine M. Maki)	Director	November 29, 2010